Exhibit 10.7

House Lease Contract

Party A (Lessor): EICH EL-NASS For Logistics

Party B (Lessee): Company Deep Quest

According to the relevant laws and regulations, both parties, on the principles of equality, voluntariness, fairness, and good faith, have reached an agreement through consultation and hereby conclude this contract, which both parties shall jointly observe.

Basic Information of the Premises

Party A voluntarily leases to Party B the premises located at Plot 2224, Block 6739, Al-

Zanbaq Street, King Abdullah Economic City, Makkah Province, Saudi Arabia, with the property code KT001, The total area is 437 square meters, for office use. Party B has fully understood the premises to be leased and is willing to rent the said property.

Rent / Deposit and Payment Method

- The monthly rent for the premises is agreed to be Fifteen thousand (in words) Saudi Riyal, (in figures) SAR 15,000.00.
- The lease term shall be from ( 1 / 6 / 2025) to ( 31 / 12 / 2026 ), with a total lease period of ( 18 months).
- The agreed deposit is Ten Thousand Saudi Riyal (SAR 10,000).

Payment Account of Party A:

COMPANY EICH EL NASS FOR LOGISTICS

Bank Account No.:

Bank: Saudi Awwat Bank

Obligations of the Parties

Obligations of Party A

1. Ensure that Party B can normally use the premises.

2. Be responsible for regular inspections and normal maintenance of the premises and its attachments. If losses occur to Party B or any third party due to Party A’s delay in repair, Party A shall compensate.

3. If the premises are to be sold or mortgaged, Party A shall notify Party B one month in advance.

4. Guarantee clear ownership of the premises. If ownership disputes, debts, or claims related to the premises arise, Party A shall bear full responsibility and compensate Party B for any losses.

Obligations of Party B

1. Ensure business activities are free from pollution, disturbance, or safety hazards.

2. Obtain Party A’s written consent before making renovations or adding facilities; costs shall be borne by Party B.

3. Obtain Party A’s consent before subleasing to a third party or exchanging the use of the premises with a third party.

4. Compensate or repair if the premises or equipment are damaged due to improper use or human factors.

5. Cooperate with Party A’s regular inspections and maintenance.

6. Return the premises to Party A upon lease expiration. If Party B intends to continue leasing, it shall negotiate with Party A one month in advance, and both parties shall sign a new contract.

Liability for Breach of Contract

●	If either party fails to perform the terms of this contract or violates relevant national or local real estate lease regulations, the other party has the right to terminate the contract in advance, and the breaching party shall bear the resulting losses.

●	If Party B delays in paying rent, it shall pay Party A a penalty of 1% of the overdue amount.

●	In case the premises or equipment are damaged due to force majeure, neither party shall be held liable.

Dispute Resolution

Any dispute arising during the performance of this contract shall be resolved through consultation between the parties. If consultation fails, either party may apply to the local Real Estate Arbitration Committee for mediation or arbitration, or file a lawsuit with a competent court.

Miscellaneous

●	Taxes and fees related to the leased premises during the lease term shall be borne separately by Party A and Party B as stipulated by law.

●	Matters not covered in this contract may be separately agreed upon by both parties. Any supplementary agreements, once signed (or sealed), shall have the same legal effect as this contract.

●	This contract shall take effect upon signature (or seal) by both parties.

●	This contract is made in two copies, with each party holding one copy.

Party A: EICH EL-NASS For Logistics

Date: ____________

Party B: Company Deep Quest

Date: 29/05/2025